Exhibit 99.1

Corporate Headquarters
For Immediate Release	40W267 Keslinger Road
For Details Contact:	PO Box 393
Ed Richardson	LaFox, IL 60147-0393
Chairman and Chief Executive Officer	USA
Richardson Electronics, Ltd.	Phone:	(630) 208-2200
Phone: (630) 208-2340	Fax:	(630) 208-2550
E-mail: info@rell.com

Richardson Electronics Announces First Quarter Dividend

LaFox, IL, Friday, July 27, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that its Board of Directors voted to declare a cash dividend for the first quarter of fiscal 2008 to all holders of common stock.

The cash dividend of $0.04 per share will be payable August 10, 2007 to all common stockholders of record on July 27, 2007. The Company currently has 14,748,737 of common stock outstanding, net of shares held in treasury. A dividend equal to 90 percent of the dividend paid on the common stock will be paid to the holders of the 3,048,258 outstanding shares of Class B common stock.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.